Exhibit 15.1
August 23, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated April 29, 2010 and August 9, 2010 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three month periods ended March 31, 2010 and 2009 and for the three and six month periods ended June 30, 2010 and 2009, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 are incorporated by reference in its Registration Statement on Form S-3 dated August 23, 2010.
Very truly yours,
/s/ PricewaterhouseCoopers LLP